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                                                                    Exhibit 99.2

                  [LETTERHEAD OF SANDLER O'NEILL APPEARS HERE]



February 5, 1998



National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, D.C. 20006

                Re:   First Source Bancorp, Inc.
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Ladies and Gentlemen:

Sandler O'Neill & Partners, L.P. intends to make a market in the common stock, par value $.01 per share, of First Source Bancorp, Inc., a Delaware corporation (the "Company"), which is to be listed on the NASDAQ National Market upon completion of the Company's offering being made in connection with the reorganization of First Savings Bank, SLA and First Savings Bancshares, MHC into the stock holding company structure. We support the Company's application for entry on the Nasdaq National Market.

Based on the size of the offering and the expected distribution, we recommend a small order execution level of 500 shares.

Sincerely,



/s/ Patricia A. Murphy
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Patricia A. Murphy
Managing Director